Warrior Technologies Acquisition Company Receives Expected Notice From NYSE Regarding Delayed Quarterly Report

November 24, 2021

Midland, TX -- (PRNewswire) – Warrior Technologies Acquisition Company (the “Company”) announced today that, on November 23, 2021, it received a notice (“Notice”) from the New York Stock Exchange (“NYSE”) stating that the Company is not in compliance with Section 802.10E of the NYSE Listed Company Manual (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the NYSE.

As previously disclosed in the Form 12b-25 filed on November 16, 2021 by the Company, in light of recent guidance, the management of the Company has re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable shares of Class A common stock, par value $0.0001 per share (the “Public Shares”), issued as part of the units sold in the Company’s initial public offering on March 2, 2021. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete the Company’s initial business combination.

Under NYSE rules, the Company has six months from the due date of the Form 10-Q or until May 22, 2022, to regain compliance. The Company filed the Form 10-Q on November 24, 2021 and therefore believes it has regained compliance with the applicable NYSE rules.

ABOUT WARRIOR TECHNOLOGIES ACQUISITION COMPANY

Warrior Technologies Acquisition Company, led by H.H. “Tripp” Wommack III, Todd Overbergen, James P. Benson and Marcus C. “Marc” Rowland, was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the environmental services sector with a focus on environmental, social and governance (ESG) practices.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus, dated February 25, 2021, filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
H.H. “Tripp” Wommack III

tripp@warr-wtac.com